Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG THIRD QUARTER

FISCAL 2024 FINANCIAL RESULTS

Consolidated Third Quarter Revenue Increases to $73.4 Million compared with

$71.4 Million in the Prior Year

Third Quarter Net Income Increases 25% to $5.7 Million, or $0.43 per diluted share, compared with $4.6 Million, or $0.32 per diluted share in Prior Year--Adjusted EBITDA Increases 17% to $13.9 Million for the Third Quarter compared with $11.9 Million in Fiscal 2023

Cash Flows From Operating Activities Increase to $38.4 Million compared with $25.9 Million in the First Three Quarters of Fiscal 2023 and Free Cash Flow Increases to $30.6 Million From $15.6 Million in the First Three Quarters of Fiscal 2023

Liquidity Remains Strong at nearly $100 Million, with $36.6 Million of Cash and No Drawdowns on the Company’s $62.5 Million Credit Facility, even after Purchasing $25.8 Million of its Common Stock through May 31, 2024

Company Reaffirms Guidance for Fiscal 2024

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for the third quarter of fiscal 2024, which ended on May 31, 2024.

Third Quarter Performance

The Company’s consolidated revenue for the quarter ended May 31, 2024 grew 3% to $73.4 million compared with $71.4 million in the third quarter of fiscal 2023. Revenue for the three quarters ended May 31, 2024 increased to $203.1 million compared with $202.6 million in the prior year.  The Company’s financial performance for the third quarter included the following:

o

Enterprise Division revenues for the third quarter of fiscal 2024 totaled $52.0 million compared with $53.2 million in fiscal 2023.  Increased All Access Pass (AAP) revenues in the third quarter were offset by decreased legacy training program revenue and reduced international direct office and licensee revenues.  AAP subscription revenue grew 4% compared with the third quarter of fiscal 2023 and AAP subscription plus subscription services revenue grew 3% compared with the prior year.  During the first three quarters of fiscal 2024, AAP subscription revenue retention levels in the United States and Canada remained strong and were greater than 90%.

o

Education Division revenues grew 18% to $20.1 million in the third quarter of fiscal 2024 primarily due to increased classroom materials revenue, due in part to a new initiative with a state that began in the third quarter, and increased membership subscription revenues.  Delivery of training and coaching days remained strong during the third quarter of fiscal 2024, as the Education Division delivered nearly 100 more training and coaching days than the prior year.

o

Total Company subscription and subscription services revenues reached $60.8 million, a 6% increase over the third quarter of fiscal 2023.  For the rolling four quarters ended May 31, 2024, subscription and subscription service revenue reached $230.6 million, an $8.4 million, or 4%, increase over the rolling four quarters ended May 31, 2023.

o

Operating income for the quarter ended May 31, 2024 increased 27%, or $1.8 million, to $8.3 million compared with $6.6 million in fiscal 2023.  Net income for the third quarter increased 25%, or $1.2 million, to $5.7 million, or $0.43 per diluted share, compared with $4.6 million, or $0.32 per diluted share, in the third quarter of fiscal 2023.

o

Adjusted EBITDA for the third quarter of fiscal 2024 was a better-than-expected $13.9 million compared with $11.9 million in fiscal 2023.  Adjusted EBITDA for the three quarters ended May 31, 2024 increased to $32.3 million compared with $31.6 million in fiscal 2023.

o

Consolidated deferred subscription revenue at May 31, 2024 increased 15% to $83.8 million compared with $72.7 million at May 31, 2023.  Unbilled deferred subscription revenue at May 31, 2024, grew to $69.4 million compared with $68.2 million at May 31, 2023.  At May 31, 2024, 55% of the Company’s AAP contracts are for at least two years, compared with 50% at May 31, 2023, and the percentage of contracted amounts represented by multi-year contracts increased to 60% from 57% at May 31, 2023.

o

Cash flows from operating activities for the first three quarters of fiscal 2024 increased 48% to $38.4 million compared with $25.9 million in the first three quarters of fiscal 2023.  Free Cash Flow increased to $30.6 million in the first three quarters of fiscal 2024 from $15.6 million in the same period of fiscal 2023.

o

The Company purchased 188,373 shares of its common stock on the open market for $7.4 million during the quarter ended May 31, 2024.  For the first three quarters of fiscal 2024, the Company has purchased approximately 649,000 shares of its common stock for $25.8 million.

Paul Walker, President and Chief Executive Officer, commented, “We are pleased with our results in the third quarter, where revenue, Adjusted EBITDA, and cash flows were all stronger than expected.  We were further encouraged by the strengthening of several key indicators during the quarter and believe that these trends will lead to improved results in future periods.  Our consolidated revenue for the quarter increased to $73.4 million, and our Adjusted EBITDA increased 17% to $13.9 million.  Cash flows provided by operating activities and Free Cash Flow were strong through the end of the third quarter and we were able to return $7.4 million of this cash flow back to investors through purchases of our stock.  The strength of our third quarter operating results was generally broad based across the Enterprise and Education Divisions and we continue to be pleased with the growth in our balances of billed and unbilled deferred subscription revenue.  Combined with an improved subscription services booking pace, we believe the third quarter created a strong foundation for continued growth in our fourth quarter as we expect to achieve all-time highs in revenue, Adjusted EBITDA, and Free Cash Flow in fiscal 2024.”

Walker added, “We believe there are 4 key factors which continue to drive the growth and value of our business that were again evident in the third quarter.  The first of these drivers is the mission critical nature of the opportunities and challenges we help organizations and schools address and the strength and efficacy of our solutions in addressing these challenges.  These factors are reflected in the continued resiliency of our business, despite an uncertain and difficult economic environment, as our clients recognize the value of our content and offerings.  Second is the strength of our leading indicators of growth, which showed renewed momentum in the third quarter.  These leading indicators include growth in deferred revenue, growth in unbilled deferred revenue, and growth in the amount of add-on services booked in the quarter.  The third driver of growth and value is the strength of our subscription business model.  Our business model is designed to achieve high levels of recurring revenue with strong gross margins and scalable levels of operating expenses that require very little working capital investment.  The combination of these factors results in a high flow through of incremental revenue to Adjusted EBITDA and cash flows.  The fourth value driver is the ability to invest our Free Cash Flow and excess cash into the business at a high rate of return, with the balance being returned to shareholders in the form of significant stock purchases.  We believe these drivers will continue to create strength in our business and create value for our stakeholders during the remainder of fiscal 2024 and in future periods.”

Fiscal 2024 Guidance

Based on the Company’s third quarter results, combined with improved leading indicators and the Company’s current expectations regarding the fourth quarter, the Company looks forward to a strong finish to fiscal 2024.  Despite the challenges the Company faced in the first half of fiscal 2024, the Company continues to expect that its Adjusted EBITDA for fiscal 2024, while showing a strong increase in the third quarter, will be at the low end of its previously announced guidance range of $54.5 million to $58.0 million in constant currency, which excludes the impact of approximately $0.5 million of negative foreign exchange.  This represents 13% growth over the $48.1 million of Adjusted EBITDA achieved in fiscal 2023.  The Company expects to achieve this growth despite an uncertain economic environment and while continuing to make additional growth investments.  The Company is also confident in the strength of its subscription offerings, which have driven Franklin Covey’s growth across recent years, and which are expected to deliver in fiscal 2024 the highest levels of revenue, Adjusted EBITDA, and Free Cash Flow since the sale of the Company’s consumer products division.

New Share Purchase Program

On April 18, 2024, the Company’s Board of Directors approved a new plan to purchase up to $50.0 million of its outstanding common stock.  The previously existing common stock purchase plan was canceled, and the new common share purchase plan does not have an expiration date.  The actual timing, number, and value of common shares purchased under the new board-approved plan will be determined at the Company’s discretion and will depend on a number of factors, including, among others, general market and business conditions, the trading price of common shares, and applicable legal requirements.  The Company has no obligation to purchase any common shares under the authorization, and the purchase plan may be suspended, discontinued, or modified at any time for any reason.  All shares purchased through May 31, 2024 were made under the previously existing purchase plan.

Earnings Conference Call

On Wednesday, June 26, 2024, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its third quarter fiscal 2024 financial results.  Interested persons may access a live audio webcast at https://edge.media-server.com/mmc/p/ydczbpt5 or may participate via telephone by registering at https://register.vevent.com/register/BI4d35b960438748338e1607462bed1119.  Once registered, participants will have the option of 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone.  For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to:  general macroeconomic conditions; renewals of subscription contracts; growth in and client demand for add-on services; the impact of deferred revenues on future financial results; impacts from geopolitical conflicts; market acceptance of new products or services, including new AAP portal upgrades and content launches; inflation; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of Adjusted EBITDA and Free Cash Flow, which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other infrequently occurring items such as restructuring costs and impaired assets.  Free Cash Flow is defined as GAAP calculated cash flows from operating activities less capitalized expenditures for purchases of property and equipment and curriculum development.  The Company references these non-GAAP financial measures in its decision-making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached tables for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure, and for the calculation of Free Cash Flow.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in over 160 countries and territories.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com, and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2024	2023	2024	2023

Revenue	$73,373	$71,441	$203,109	$202,565
Cost of revenue	17,167	17,208	47,773	48,380
Gross profit	56,206	54,233	155,336	154,185

Selling, general, and administrative	45,110	45,641	130,088	131,991
Restructuring costs	701	-	3,008	-
Impaired asset	-	-	928	-
Depreciation	990	934	2,994	3,131
Amortization	1,062	1,086	3,204	3,270
Income from operations	8,343	6,572	15,114	15,793
Interest income (expense), net	21	8	(59)	(369)
Income before income taxes	8,364	6,580	15,055	15,424
Income tax provision	(2,643)	(2,017)	(3,609)	(4,455)
Net income	$5,721	$4,563	$11,446	$10,969

Net income per common share:
Basic	$0.43	$0.33	$0.87	$0.79
Diluted	0.43	0.32	0.85	0.76

Weighted average common shares:
Basic	13,160	13,621	13,222	13,799
Diluted	13,378	14,273	13,499	14,437

Other data:
Adjusted EBITDA(1)	$13,924	$11,899	$32,340	$31,558

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2024	2023	2024	2023
Reconciliation of net income to Adjusted EBITDA:
Net income	$5,721	$4,563	$11,446	$10,969
Adjustments:
Interest expense (income), net	(21)	(8)	59	369
Income tax provision	2,643	2,017	3,609	4,455
Amortization	1,062	1,086	3,204	3,270
Depreciation	990	934	2,994	3,131
Stock-based compensation	2,828	3,307	7,092	9,357
Restructuring costs	701	-	3,008	-
Impaired asset	-	-	928	-
Increase in the fair value of contingent
consideration liabilities	-	-	-	7
Adjusted EBITDA	$13,924	$11,899	$32,340	$31,558

Adjusted EBITDA margin	19.0%	16.7%	15.9%	15.6%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	May 31,	May 31,	May 31,
	2024	2023	2024	2023
Revenue by Division/Segment:
Enterprise Division:
Direct offices	$49,334	$50,382	$141,509	$144,194
International licensees	2,701	2,835	8,826	9,048
	52,035	53,217	150,335	153,242
Education Division	20,079	17,082	49,402	45,631
Corporate and other	1,259	1,142	3,372	3,692
Consolidated	$73,373	$71,441	$203,109	$202,565

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$40,172	$40,425	$115,186	$116,199
International licensees	2,435	2,549	7,861	8,184
	42,607	42,974	123,047	124,383
Education Division	13,179	10,929	31,157	28,497
Corporate and other	420	330	1,132	1,305
Consolidated	$56,206	$54,233	$155,336	$154,185

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$12,170	$11,322	$32,978	$32,212
International licensees	1,334	1,415	4,571	4,787
	13,504	12,737	37,549	36,999
Education Division	3,080	1,649	2,593	1,309
Corporate and other	(2,660)	(2,487)	(7,802)	(6,750)
Consolidated	$13,924	$11,899	$32,340	$31,558

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 31,	August 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$36,574	$38,230
Accounts receivable, less allowance for
doubtful accounts of $3,111 and $3,790	60,424	81,935
Inventories	4,644	4,213
Prepaid expenses and other current assets	18,389	20,639
Total current assets	120,031	145,017

Property and equipment, net	8,631	10,039
Intangible assets, net	38,808	40,511
Goodwill	31,220	31,220
Deferred income tax assets	1,636	1,661
Other long-term assets	20,645	17,471
	$220,971	$245,919

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$2,085	$5,835
Current portion of financing obligation	3,810	3,538
Accounts payable	6,185	6,501
Deferred subscription revenue	80,092	95,386
Customer deposits	22,204	12,137
Accrued liabilities	22,215	28,252
Total current liabilities	136,591	151,649

Notes payable, less current portion	761	1,535
Financing obligation, less current portion	1,533	4,424
Other liabilities	8,076	7,617
Deferred income tax liabilities	1,847	2,040
Total liabilities	148,808	167,265

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	228,612	232,373
Retained earnings	111,248	99,802
Accumulated other comprehensive loss	(1,250)	(987)
Treasury stock at cost, 13,969 and 13,974 shares	(267,800)	(253,887)
Total shareholders' equity	72,163	78,654
	$220,971	$245,919

FRANKLIN COVEY CO.
Condensed Consolidated Free Cash Flow
(in thousands and unaudited)

	Three Quarters Ended
	May 31,	May 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,446	$10,969
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	6,198	6,401
Amortization of capitalized curriculum costs	2,340	2,385
Impairment of asset	928	-
Stock-based compensation	7,092	9,357
Deferred income taxes	(169)	2,399
Change in fair value of contingent consideration liabilities	-	7
Amortization of right-of-use operating lease assets	596	633
Changes in working capital	9,954	(6,204)
Net cash provided by operating activities	38,385	25,947

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,618)	(3,545)
Curriculum development costs	(5,195)	(6,841)
Net cash used for investing activities	(7,813)	(10,386)

Free Cash Flow	$30,572	$15,561